Exhibit 99.1

CINEMARK ANNOUNCES RESIGNATION OF PRESIDENT AND COO ROBERT COPPLE

Plano, TX, February 29, 2016 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, announced today that Robert Copple, President and Chief Operating Officer, has resigned his positions to pursue personal interests. Copple’s responsibilities will transition to Mark Zoradi, Chief Executive Officer, and the tenured senior management team.

Copple served as Chief Financial Officer before being promoted to President and COO in January 2014.

“My time spent with Cinemark over the past 20 years has been an honor and a privilege,” stated Robert Copple, President and Chief Operating Officer. “I value the relationships and rapport I have established with my Cinemark family and others throughout the exhibition industry and investment community. Highlights of my time as CFO include strengthening the Company’s capital structure and participating in the 2007 IPO, the Century and Rave acquisitions, the Madison Dearborn buyout, and the formation of NCM, DCIP, and Fathom. Over the past couple of years, I have enjoyed taking a deeper dive into the operations side of the business and witnessing firsthand the field’s exemplary operating discipline and dedication to customer service. I feel the time has come for me to seek other opportunities and am also looking forward to spending more time with my family.”

“Robert has been an integral part of the Cinemark family and a key contributor to our strategic initiatives and growth over the past two decades. He will truly be missed, as a friend and as a colleague,” stated Lee Roy Mitchell, Cinemark’s Founder and Executive Chairman of the Board of Directors. “I have great confidence in our experienced management team and know we are well-positioned for continued growth and success.”

Mark Zoradi added, “I have a great amount of respect for Robert. Without his significant contributions over the years, Cinemark would not be the Company it is today. I am grateful for his partnership during my CEO transition, as well as the tremendous team he has helped develop over the years. We wish him the best in his future endeavors and have no doubt he will be highly successful.”

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 513 theatres with 5,796 screens in 41 U.S. states, Brazil, Argentina, and 12 other Latin American countries as of December 31, 2015. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or jmeredith@cinemark.com